Exhibit 5.1

Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY goodwinlaw.com +44 (0) 20 7447 4200

26 May 2021

Centessa Pharmaceuticals plc

3rd Floor 1 Ashley Rd, Altrincham,

United Kingdom, WA14 2DT

Ladies and Gentlemen:

Centessa Pharmaceuticals plc – Registration Statement on Form S-1 – Exhibit 5.1

We have acted as English legal advisers to Centessa Pharmaceuticals plc, a public limited company incorporated in England and Wales with company number 12973576 (the “Company”), in connection with the proposed offering of American Depositary Shares (the “ADSs”) representing ordinary shares of nominal value £0.002 each in the capital of the Company (the “Ordinary Shares”) (the “Offering” and the Ordinary Shares allotted and issued in connection therewith to Citibank, N.A. as the custodian and represented by ADSs, being the “Shares”). Each ADS represents one Ordinary Share.

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of a registration statement on Form S-1 (File No. 333-255393) to which this letter is attached as an exhibit (such registration statement, as amended through the date hereof, the “Registration Statement”) including a prospectus (the “Prospectus”), with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate. We have reviewed the following documents and conducted only the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection on the Company’s file conducted on 24 May 2021 at 8.44 am (UK time);

(b)	an enquiry of the Central Index of Winding Up Petitions, London on 24 May 2021 at 10.06 am (UK time) ((a) and (b) together, the “Searches”);

Goodwin Procter (UK) LLP is a limited liability partnership registered in England and Wales with registered number OC362294. Its registered office is at 100 Cheapside, London, EC2V 6DY. A list of the names of the members of Goodwin Procter (UK) LLP is available for inspection at the registered office. Goodwin Procter (UK) LLP is authorised and regulated by the Solicitors Regulation Authority. Goodwin Procter (UK) LLP is affiliated with Goodwin Procter LLP, which operates in the United States of America.

(c)

a certificate dated 24 May 2021 signed by the Chief Executive Officer of the Company (the “Certificate”) relating to certain factual matters as at the date of the Certificate and having annexed thereto copies (certified by the Chief Executive Officer of the Company as being true, complete, accurate and up-to-date in each case) of the following documents:

i.

a PDF copy of the print of the resolutions passed by the shareholders of the Company at a general meeting held on 20 May 2021, approving, inter alia, the allotment of shares by the directors, or the granting of rights to subscribe for, or to convert any security into, shares on a non-preemptive basis up to an aggregate nominal amount of £305,000 (the “Shareholder Resolutions”);

ii.

a PDF copy of the minutes of a meeting of the board of directors of the Company dated 20 May 2021 pursuant to which it was resolved, inter alia, to carry out the share capital reorganisation, in the case of the redesignation and conversion conditional on, but effective immediately prior to, the Offering and to establish a pricing committee of the board of directors of the Company (the “Pricing Committee”) and to delegate authority to the Pricing Committee to allot the Shares and to approve the nominee and depositary transfers in connection with the Offering and the use of the Company’s seal (the “Board Resolutions”);

iii.

a PDF copy of the consent of an Investor Majority (as defined in the Articles (as defined below)) dated 20 May 2021, pursuant to which an Investor Majority approved, inter alia, the Offering and the adoption of the IPO Articles (as defined below) (the “Investor Majority Consent”);

iv.

a copy of the class consents from the holders of the A preferred shares and A ordinary shares of the Company dated 20 May 2021 approving, amongst other things, the conversion of all classes of shares in the Company into a single class of ordinary shares (the “Class Consents”);

v.

a draft PDF copy of the minutes of the meeting of the Pricing Committee authorising, inter alia, the allotment of the Shares and the nominee and depositary transfers in connection with the Offering (the “Pricing Committee Minutes”);

vi.	a PDF copy of the current articles of association of the Company adopted pursuant to a special resolution dated 10 May 2021 (the “Articles”);

vii.

PDF copies of (a) the certificate of incorporation of the Company dated 26 October 2020 and (b) the certificate of incorporation on re-registration of the Company as a public limited company dated 14 May 2021;

(d)

a draft copy of the articles of association of the Company to be adopted conditional on the completion of the Offering pursuant to a special resolution passed pursuant to the Shareholder Resolutions (the “IPO Articles”); and

(e)	a copy of the Registration Statement (including the Prospectus).

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts, including the laws of the European Union to the extent having the force of law in England, as at today’s date. In particular:

(a)

we have not investigated the laws of any country other than England and we express no opinion in this letter on the laws of any jurisdiction other than England and we assume that no foreign law would or might affect any of the opinions given below. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement (including the Prospectus), the Offering, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it; and

(b)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters.

1.5	Assumptions and reservation

The opinions given in this letter are given on the basis of each of the assumptions set out in schedule 1 (Assumptions) and are subject to the reservation set out in schedule 2 (Reservation) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, and subject further to the following:

(a) the Registration Statement becoming effective under the Securities Act;

(b) the number of Shares to be allotted and issued in connection with the Offering not being greater than 17,250,000 and such Shares being allotted and issued by 2 June 2021;

(c) the receipt in full of payment for the Shares in an amount of “cash consideration” (as defined in section 583(3) of the Act) of not less than the aggregate nominal value for such Shares; and

(d) valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof in connection with the Offering) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the Offering or the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/Goodwin Procter (UK) LLP

Goodwin Procter (UK) LLP

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)

the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)

that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(c)

that the Articles referred to in paragraph 1.3(c) of this letter remain in full force and effect, and, save for the adoption of the IPO Articles upon the Offering, no alteration has been made or will be made to such articles of association, in each case prior to the date of the allotment and issue of the Shares (the “Allotment Date”);

(d)

on the Allotment Date the Company will comply with all applicable laws to allot and issue the Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

(e)

that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the date of the Registration Statement;

(f)

that the contents of the Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Certificate which could make any of the information in the Certificate inaccurate or misleading;

(g)

that in relation to the allotment and issue of the Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Companies Act (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company;

(h)

following the date of this letter and prior to the issue of the Ordinary Shares, the Company will validly enter into an underwriting agreement on substantially the terms and conditions described in Exhibit 1.1. of the Registration Statement;

(i)

the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under any corporate approvals or any associated activity illegal, void or voidable; and

(j)	that the Pricing Committee Minutes referred to in paragraph 1.3(c) of this letter are executed in substantially the form provided to us annexed to the Certificate.

SCHEDULE 2

RESERVATION

The opinions in this letter are subject to the following reservation:

(a)

the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.